Docusign Envelope ID: DE5EA26A-1416-4096-83AC-DA3E3D71D4DB
SONIDA SENIOR LIVING, INC.
14755 Preston Road, Suite 810
Dallas, Texas 75254
August 12,2024
Conversant Dallas Parkway (A) LP
Conversant Dallas Parkway (B) LP
do Conversant Capital LLC
25 Deforest Avenue
Summit, New Jersey 07901
Attention: Keith O'Connor
Re: Consent and Waiver of Preemptive Rights
All:
Reference is made to the Investor Rights Agreement, dated November 3, 2021 (the “Investor Rights Agreement”), by and among the Sonida Senior Living, Inc. (the “Company”), Conversant Dallas Parkway (A) LP (“Conversant Investor A”), Conversant Dallas Parkway (B) LP (“Conversant Investor B” and, together with Conversant Investor A, the “Conversant Investors”) and Silk Partners, LP. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Investor Rights Agreement.
As you are aware, the Company is pursuing the issuance and sale of up to an aggregate total of $150,000,000 of shares of its common stock, plus any over-allotment granted to Morgan Stanley & Co. LLC, BMO Capital Markets Corp. and RBC Capital Markets, LLC (together, the Underwriters”) in the form of an underwritten public offering (the “Offering”), pursuant to the terms and conditions of an Underwriting Agreement to be entered into between the Company and the Underwriters (the “Underwriting Agreement”).
By countersigning this notice, the Conversant Investors hereby consent to the Offering, Underwriting Agreement and the transactions contemplated thereby and waive any preemptive rights with respect thereto pursuant to the terms and conditions of the Investor Rights Agreement, including Section 4 and Section 5 thereof; provided, that such waiver of preemptive rights shall only be effective to the extent the Conversant Investors and/or their affiliates are permitted to purchase up to $75,000,000 of shares of the Company's common stock pursuant to the Offering at the public offering price; provided,furiher that for the avoidance of doubt, such consent and waiver of the Conversant Investors shall solely be applicable to the Offering, the Underwriting Agreement and the transactions contemplated thereby, and shall not affect the rights of the Conversant Investors under the Investor Rights Agreement with respect to any other transactions or offerings.
[Signature Page Follows]

Docusign Envelope ID: DE5EA26A-1416-4096-83AC-DA3E3D71D4DB

By your counter signature below, you acknowledge and agree to this consent and waiver.

Very truly yours, SONIDA SENIOR LIVING, INC.

By:	/s/ David R. Brickman
Name: David R. Brickman Title: Senior Vice President, General Counsel and Secretary

Acknowledged and agreed, as of the
date first written above:

COVERSANT DALLAS PARKWAY (A) LP

By:	/s/ Paul Dumaine
Name: Paul Dumaine Title: General Counsel

COVERSANT DALLAS PARKWAY (B) LP

By:	/s/ Paul Dumaine
Name: Paul Dumaine Title: General Counsel

[Signature Page to Conset and Waiver]